As filed with the Securities and Exchange Commission on September 4, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

THE ANDERSONS, INC.
(Exact name of registrant as specified in its charter)

Ohio	34-1562374
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification number)
480 West Dussel Drive
Maumee, Ohio 43537
(419) 893-5050
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Naran U. Burchinow
Vice President, General Counsel and Secretary
The Andersons, Inc.
480 West Dussel Drive
Maumee, Ohio 43537
(419) 893-5050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of the registration statement.
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

			Proposed Maximum
Title of Each Class of Securities	Amount to be	Proposed Maximum	Aggregate Offering Price	Amount of
to be registered	Registered	Offering Price Per Unit	(1)	Registration Fee
7% Ten-Year Debentures	$12,000,000	100%	$12,000,000	$369
6 % Five-Year Debentures	$18,000,000	100%	$18,000,000	$553

(1)	Estimated solely for purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
This Prospectus is not complete and was filed on September 4, 2007.
PROSPECTUS
$ 12,000,000 7% Ten-Year Debentures
$ 18,000,000 6% Five-Year Debentures
($1,000 minimum investment)
The Andersons, Inc.
480 West Dussel Drive
Maumee, Ohio 43537
(419)893-5050
Terms of Debentures
•	Debentures will be issued the first of the month following our receipt of payment. Interest begins to accrue on that day.

•	Interest will be paid to you annually on the anniversary of the date your debenture was issued.

•	We may redeem debentures at any time by paying you principal plus accrued interest.

•	No sinking fund will be provided; these debentures are not secured.
Terms of Sale
•	There is no established trading market for the debentures.

•	We will sell debentures continuously until they are all sold or the offering is terminated.
•	There are no underwriters or commissions to be paid. We are selling directly to you.

•	We will receive all proceeds from the sale of debentures. We expect the expenses of this offering to be approximately $41,500.
YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS IDENTIFIED THAT WE
HAVE LISTED BEGINNING ON PAGE 4 BEFORE PURCHASING ANY DEBENTURES.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is September 4, 2007

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Where You Can Find More Information
          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
          Our filings with the SEC are also available to the public through the SEC’s Internet website at http://www.sec.gov. We currently provide annual reports to our shareholders that include financial information reported on by our independent registered public accounting firm.
          We have filed a registration statement on Form S-3 with the SEC. This prospectus is a part of that registration statement but does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet website.
Incorporation of Documents by Reference
          The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The documents incorporated by reference are those documents that we have previously filed with the SEC, excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934 (the “Exchange Act”). We incorporate by reference the documents listed below and any future filings (subject to the provision in the preceding sentence) made with the SEC under sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the debentures.
•	Annual Report on Form 10-K for the year ended December 31, 2006.

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007.

•	Definitive Proxy Statement on Form 14A filed March 16, 2007.

•	Current Report on Form 8-K filed March 19, 2007.
          Any person, including any beneficial owner, may request a copy of these filings, at no cost, by contacting us at:
Investor Relations
Gary Smith
Vice President, Finance & Treasurer
The Andersons, Inc.
480 West Dussel Drive
Maumee, Ohio 43537
(419)891-6417
email:gary_smith@andersonsinc.com
          You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debentures in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. We undertake no obligation to update any of the information in this prospectus, except as provided by law.

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Summary
     This page summarizes important points about us and about the debentures that we are selling. It is important that you read the more detailed information about the debentures that we are offering included later in the document and the information about us that we are incorporating by reference.
The Andersons, Inc.
          We are an entrepreneurial, customer focused company with diversified interests in the agriculture and transportation markets. Since our founding in 1947, we have developed specific core competencies in risk management, bulk handling, transportation and logistics and an understanding of commodity markets. We have leveraged these competencies to diversify our operations into other complementary markets, including ethanol, railcar leasing, plant nutrients, turf products and general merchandise retailing. We operate our business in five segments: the Grain & Ethanol Group, the Rail Group, the Plant Nutrient Group, the Turf & Specialty Group and the Retail Group. The Grain & Ethanol Group operates grain elevators in Ohio, Michigan, Indiana and Illinois. It is also the developer, manager and investor in three ethanol facilities and an investor in Lansing Trade Group LLC, an established commodity trader and service provider to the grain and ethanol industries. Our Rail Group leases and manages a fleet of over 22,000 railcars of various types and 81 locomotives. The Rail Group also operates a repair, refurbishment and custom steel fabrication business. The Plant Nutrient Group operates fertilizer distribution terminals and farm centers in Ohio, Michigan, Indiana and Illinois. The Turf & Specialty Group produces and markets turf and ornamental plant fertilizer and pest control products with a particular focus on the golf course and professional lawn care markets. The Retail Group operates six large stores in Ohio offering a combination traditional home center with hardware, plumbing and building supplies, as well as unique specialty food offerings. The Retail Group also operates a mower sales and service shop and a specialty food store that features an expanded line of basic groceries plus all of the specialty foods that are offered in the group’s larger stores.
     Our principal, executive and administrative offices are located at 480 West Dussel Drive, Maumee, Ohio 43537. Our telephone number is (419) 893-5050.

Our Offer
Securities	$12,000,000 principal amount 7 % Ten-Year Debentures (the “7% Debentures”).
$18,000,000 principal amount 6 % Five-Year Debentures (the “6% Debentures” and, together with the 7%
Debentures, the “Debentures”).
Offered directly by the Company.
$1,000 minimum principal investment.
Redemption	Redeemable at maturity or at the option of the Company.
Use of Proceeds	Payment of current maturities of long-term debt with the remainder added to working capital or used for general corporate purposes.
Ratio Of Earnings To Fixed Charges (a)

	Six months ended June 30,		Year ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges	4.88	2.57	3.09	3.03	2.77	2.48	2.18

(a)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations (before adjustment for fixed charges, minority interests in consolidated subsidiaries or income or loss from equity investees), and distributed income of equity investees. Fixed charges include: (i) interest expense, whether expensed or capitalized, (ii) amortization of debt issuance cost and (iii) the portion of rental expense representative of the interest factor.
Summary Financial Information

	Six months ended
	June 30,		Year ended December 31,
(In thousands, except for per share data)	2007	2006	2006	2005	2004

Sales and merchandising revenues	$1,040,717	$658,767	$1,458,053	$1,296,949	$1,266,932
Income before income taxes	53,530	22,243	54,469	39,312	30,103
Net income	34,727	14,182	36,347	26,087	19,144

	As of June 30,		As of December 31,
	2007	2006	2006	2005	2004

Working capital	$156,480	$87,329	$162,077	$96,113	$102,234
Total assets	867,487	621,376	879,048	647,951	590,346
Long-term debt	87,150	88,862	86,238	79,329	89,803
Long-term debt non-recourse	64,382	82,529	71,624	88,714	64,343
Shareholders’ equity	305,009	174,351	270,175	158,883	133,876

Risk Factors
     The following are factors that we believe you should consider before making an investment decision with respect to the Debentures.
Risks Relating to our Business
Our ability to effectively operate our company could be impaired if we fail to attract and retain key personnel.
Our ability to operate our business and implement our strategies effectively depends, in part, on the efforts of our executive officers and other key employees. Our management team has significant industry experience and would be difficult to replace. These individuals possess sales, marketing, engineering, manufacturing, financial, risk management and administrative skills that are critical to the operation of our business. In addition, the market for employees with the required technical expertise to succeed in our business is highly competitive and we may be unable to attract and retain qualified personnel to replace or succeed key employees should the need arise. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could impair our ability to operate and make it difficult to execute our internal growth strategies, thereby adversely affecting our business.
Compliance with the internal control requirements of the Sarbanes-Oxley Act may not detect all errors or omissions in our financial reporting. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, our shareholders could lose confidence in our financial reporting, which could harm the trading price of our stock.
Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of internal control over financial reporting and a report by our independent registered public accounting firm attesting to their own evaluation on our internal controls over financial reporting. If we fail to maintain adequate internal control over financial reporting, it could not only adversely impact our financial results but also cause us to fail to meet our reporting obligations. Although management has concluded that adequate internal control procedures were in place as of December 31, 2006, no system of internal control can provide absolute assurance that the financial statements are accurate and free of error. As a result, the risk remains that our internal controls may not detect all errors or omissions in the financial statements or be able to detect all instances of fraud or illegal acts. If we or our auditors discover a material weakness in our system of internal controls, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and have a negative impact on the trading price of our stock.
Disruption or difficulties with our information technology could impair our ability to operate our business.
Our business depends on our effective and efficient use of information technology. We expect to continually invest in updating and expanding our technology, however, a disruption or failure of these systems could cause system interruptions, delays in production and a loss of critical data that could severely affect our ability to conduct normal business operations.
Changes in accounting rules can affect our financial position and results of operations.
We have a significant amount of assets (railcars and related leases) that are off-balance sheet. If generally accepted accounting principles were to change to require that these items be reported in the financial statements, it would cause us to record a significant amount of assets and corresponding liabilities on our balance sheet, which could have a negative impact on our debt covenants contained in our long-term debt agreements.
Our pension and postretirement benefit plans are subject to changes in assumptions which could have a significant impact on the necessary cash flows needed to fund these plans and introduce volatility into the annual expense for these plans.
We could be impacted by the rising cost of pension and other post-retirement benefits. We may be required to make cash contributions to the extent necessary to comply with minimum funding requirements under applicable law. These cash flows are dependent on various assumptions used to calculate such amounts including discount rates, long-term return on plan assets, salary increases, health care cost trend rates and other factors. Changes to any of these assumptions could have a significant impact on these estimates.
We may not be able to maintain sufficient insurance coverage.
Our business operations entail a number of risks, including property damage, business interruption and liability coverage. We maintain insurance for certain of these risks including property insurance, worker’s compensation insurance, general liability and other insurance. Although we believe our insurance coverage is adequate for our current operations, there is no guarantee that such insurance will be available on a cost-effective basis in the future. In addition, although our insurance is designed to protect us against losses attributable to certain events, coverage may not be adequate to cover all such losses.

Our business may be adversely affected by numerous factors outside of our control, such as seasonality and weather conditions, national and international political developments, or other natural disasters or strikes.
Many of our operations are dependent on weather conditions. The success of our Grain & Ethanol Group, for example, is highly dependent on the weather, primarily during the spring planting season and through the summer (wheat) and fall (corn and soybean) harvests. Additionally, wet and cold conditions during the spring adversely affect the application of fertilizer and other products by golf courses, lawn care operators and consumers, which could decrease demand in our Turf & Specialty Group. These same weather conditions also adversely affect purchases of lawn and garden products in our Retail Group, which generates a significant amount of its sales from these products during the spring season.
National and international political developments subject our business to a variety of security risks including bio-terrorism, and other terrorist threats to data security and physical loss to our facilities. In order to protect ourselves against these risks and stay current with new government legislation and regulatory actions affecting us, we may need to incur significant costs. No level of regulatory compliance can guarantee that security threats will never occur.
If there were a disruption in available transportation due to natural disaster, strike or other factors, we may be unable to get raw materials inventory to our facilities or product to our customers. This could disrupt our operations and cause us to be unable to meet our customers’ demands.
We face increasing competition and pricing pressure from other companies in our industries. If we are unable to compete effectively with these companies, our sales and profit margins would decrease, and our earnings and cash flows would be adversely affected.
The markets for our products in each of our business segments are highly competitive. Competitive pressures in all of our businesses could affect the price of, and customer demand for, our products, thereby negatively impacting our profit margins and resulting in a loss of market share.
Our grain business competes with other grain merchandisers, grain processors and end-users for the purchase of grain, as well as with other grain merchandisers, private elevator operators and cooperatives for the sale of grain. While we have substantial operations in the eastern corn-belt, many of our competitors are significantly larger than we are and compete in wider markets.
Our ethanol business competes with other corn processors, ethanol producers and refiners, a number of whom are divisions of substantially larger enterprises and have substantially greater financial resources than we do. Smaller competitors, including farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors, will also pose a competitive threat. Currently, international suppliers produce ethanol primarily from sugar cane and have cost structures that may be substantially lower than ours will be. The blenders’ credit allows blenders having excise tax liability to apply the excise tax credit against the tax imposed on the gasoline-ethanol mixture. Any increase in domestic or foreign competition could cause us to reduce our prices and take other steps to compete effectively, which could adversely affect our future results of operations and financial position.
Our Rail Group is subject to competition in the rail leasing business, where we compete with larger entities that have greater financial resources, higher credit ratings and access to capital at a lower cost. These factors may enable competitors to offer leases and loans to customers at lower rates than we are able to provide.
Our Plant Nutrient Group competes with regional cooperatives, manufacturers, wholesalers and multi-state retail/wholesalers. Many of these competitors have considerably greater resources than we do.
Our Turf & Specialty Group competes with other manufacturers of lawn fertilizer and corncob processors that are substantially bigger and have considerably greater resources than we do.
Our Retail Group competes with a variety of retailers, primarily mass merchandisers and do-it-yourself home centers in its three markets. The principle competitive factors in our Retail Group are location, product quality, price, service, reputation and breadth of selection. Some of these competitors are larger than us, have greater purchasing power and operate more stores in a wider geographical area.
Certain of our business segments are affected by the supply and demand of commodities, and are sensitive to factors outside of our control. Adverse price movements could adversely affect our profitability and results of operations.
Our Grain & Ethanol and Plant Nutrient Groups buy, sell and hold inventories of various commodities, some of which are readily traded on commodity futures exchanges. In addition, our Turf & Specialty Group uses some of these same commodities as base raw materials in manufacturing golf course and landscape fertilizer. Unfavorable weather conditions, both local and worldwide, as well as other factors beyond our control, can affect the supply and demand of these commodities and expose us to liquidity pressures due to rapidly rising futures market prices. Changes in the supply and demand of these commodities can also affect the value of inventories that we hold, as well as the price of raw materials for our Plant Nutrient and Turf & Specialty Groups. Increased costs of inventory and prices of raw material would decrease our profit margins and adversely affect our results of operations.
Grain held in inventory and fixed price purchase and sale commitments for grain and ethanol expose us to risks related to adverse changes in market price. We attempt to manage these risks by entering into exchange-traded futures and options contracts with the Chicago Board of Trade (“CBOT”). These contracts are economic hedges of price risk, but are not designated or accounted for as hedging instruments. While we economically hedge the majority of our grain and ethanol inventory positions with derivative instruments to manage risk associated with commodity price changes, including purchase and sale contracts, we are unable to do so for 100% of the price risk of each transaction due to timing, availability of contracts and third party credit risk. Furthermore, there is a risk that the derivatives we employ will not be effective in offsetting the changes associated with the risks we are trying to manage. This can happen when the derivative and the economically hedged item are not perfectly matched. Our grain derivatives, for example, do not economically hedge the basis pricing component of our grain inventory and contracts. (Basis is defined as the difference between the cash price of a commodity in our facility and the nearest exchange-traded futures price.) Differences can reflect time periods, locations or product forms. Although the basis component is smaller and generally less volatile than the futures component of our grain market price, significant unfavorable basis moves on a grain position as large as ours can significantly impact the profitability of the Grain & Ethanol Group and our business as a whole. In addition, we do not economically hedge non-grain commodities.
Since we buy and sell commodity derivatives on registered and non-registered exchanges, our derivatives are subject to margin calls. If there is a significant movement in the derivatives market, we could incur a significant amount of liabilities, which would impact our liquidity. We cannot assure you that the efforts we have taken to mitigate the impact of the volatility of the prices of commodities upon which we rely will be successful and any sudden change in the price of these commodities could have an adverse affect on our business and results of operations.
Many of our business segments operate in highly regulated industries. Changes in government regulations or trade association policies could adversely affect our results of operations.
Many of our business segments are subject to government regulation and regulation by certain private sector associations, compliance with which can impose significant costs on our business. Failure to comply with such regulations can result in additional costs, fines or criminal action.
In our Grain & Ethanol Group and Plant Nutrient Group, agricultural production and trade flows are affected by government actions. Production levels, markets and prices of the grains we merchandise are affected by U.S. government programs, which include acreage control and price support programs of the USDA. In addition, grain sold by us must conform to official grade standards imposed by the USDA. Other examples of government policies that can have an impact on our business include tariffs, duties, subsidies, import and export restrictions and outright embargos. In addition, the development of the ethanol industry in which we have invested has been driven by U.S. governmental programs that provide incentives to ethanol producers. Changes in government policies and producer supports may impact the amount and type of grains planted, which in turn, may impact our ability to buy grain in our market region. Because a portion of our grain sales are to exporters, the imposition of export restrictions could limit our sales opportunities.
Our Rail Group is subject to regulation by the American Association of Railroads and the Federal Railroad Administration. These agencies regulate rail operations with respect to health and safety matters. New regulatory rulings could negatively impact financial results through higher maintenance costs or reduced economic value of railcar assets.
Our Turf & Specialty Group manufactures lawn fertilizers and weed and pest control products using potentially hazardous materials. All products containing pesticides, fungicides and herbicides must be registered with the U.S. Environmental Protection Agency (“EPA”) and state regulatory bodies before they can be sold. The inability to obtain or the cancellation of such registrations could have an adverse impact on our business. In the past, regulations governing the use and registration of these materials have required us to adjust the raw material content of our products and make formulation changes. Future regulatory changes may have similar consequences. Regulatory agencies, such as the EPA, may at any time reassess the safety of our products based on new scientific knowledge or other factors. If it were determined that any of our products were no longer considered to be safe, it could result in the amendment or withdrawal of existing approvals, which, in turn, could result in a loss of revenue, cause our inventory to become obsolete or give rise to potential lawsuits against us. Consequently, changes in existing and future government or trade association polices may restrict our ability to do business and cause our financial results to suffer.
We handle potentially hazardous materials in our businesses. If environmental requirements become more stringent or if we experience unanticipated environmental hazards, we could be subject to significant costs and liabilities.
A significant part of our operations is regulated by environmental laws and regulations, including those governing the labeling, use, storage, discharge and disposal of hazardous materials. Because we use and handle hazardous substances in our businesses, changes in environmental requirements or an unanticipated significant adverse environmental event could have a material adverse effect on our business. We cannot assure you that we have been, or will at all times be, in compliance with all environmental requirements, or that we will not incur material costs or liabilities in connection with these requirements. Private parties, including current and former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us, or contained in our products. We are also exposed to residual risk because some of the facilities and land which we have acquired may have environmental liabilities arising from their prior use. In addition, changes to environmental regulations may require us to modify our existing plant and processing facilities and could significantly increase the cost of those operations.
We rely on a limited number of suppliers for certain of our raw materials and other products and the loss of one or several of these suppliers could increase our costs and have a material adverse effect on our business.
We rely on a limited number of suppliers for certain of our raw materials and other products. If we were unable to obtain these raw materials and products from our current vendors, or if there were significant increases in our supplier’s prices, it could disrupt our operations, thereby significantly increasing our costs and reducing our profit margins.
We are required to carry significant amounts of inventory across all of our businesses. If a substantial portion of our inventory becomes damaged or obsolete, its value would decrease and our profit margins would suffer.
We are exposed to the risk of a decrease in the value of our inventories due to a variety of circumstances in all of our businesses. For example, within our Grain & Ethanol Group, there is the risk that the quality of our grain inventory could deteriorate due to damage, moisture, insects, disease or foreign material. If the quality of our grain were to deteriorate below an acceptable level, the value of our inventory could decrease significantly. In our Plant Nutrient Group, planted acreage, and consequently the volume of fertilizer and crop protection products applied, is partially dependent upon government programs and the perception held by the producer of demand for production. Technological advances in agriculture, such as genetically engineered seeds that resist disease and insects, or that meet certain nutritional requirements, could also affect the demand for our crop nutrients and crop protection products. Either of these factors could render some of our inventory obsolete or reduce its value. Within our Rail Group, major design improvements to loading, unloading and transporting of certain products can render existing (especially old) equipment obsolete. A significant portion of our rail fleet is composed of older railcars. In addition, in our Turf & Specialty Group, we build substantial amounts of inventory in advance of the season to prepare for customer demand. If we were to forecast our customer demand incorrectly, we could build up excess inventory which could cause the value of our inventory to decrease.
Our competitive position, financial position and results of operations may be adversely affected by technological advances.
The development and implementation of new technologies may result in a significant reduction in the costs of ethanol production. For instance, any technological advances in the efficiency or cost to produce ethanol from inexpensive, cellulosic sources such as wheat, oat or barley straw could have an adverse effect on our business, because our ethanol facilities are being designed to produce ethanol from corn, which is, by comparison, a raw material with other high value uses. We cannot predict when new technologies may become available, the rate of acceptance of new technologies by our competitors or the costs associated with new technologies. In addition, advances in the development of alternatives to ethanol or gasoline could significantly reduce demand for or eliminate the need for ethanol.
Any advances in technology which require significant capital expenditures to remain competitive or which reduce demand or prices for ethanol would have a material adverse effect on our results of operations and financial position.
Our investments in joint ventures are subject to risks beyond our control.
We currently have investments in six joint ventures. By operating a business through a joint venture arrangement, we have less control over operating decisions than if we were to own the business outright. Specifically, we cannot act on major business initiatives without the consent of the other investors who may not always be in agreement with our ideas.
We have limited production and storage facilities for our products, and any adverse events or occurrences at these facilities could disrupt our business operations and decrease our revenues and profitability.
Our Grain & Ethanol and Plant Nutrient Groups are dependent on grain elevator and nutrient storage capacity, respectively. The loss of use of one of our larger storage facilities could cause a major disruption to our Grain & Ethanol and Plant Nutrient operations. We currently have investments in three ethanol production facilities (in production or under construction) and our ethanol operations may be subject to significant interruption if any of these facilities experiences a major accident or is damaged by severe weather or other natural disasters. We currently have only one production facility for our corncob-based products in our Turf & Specialty Group, and only one warehouse in which we store the majority of our retail merchandise inventory for our Retail Group. Any adverse event or occurrence impacting these facilities could cause major disruption to our business operations. In addition, our operations may be subject to labor disruptions and unscheduled downtime. Any disruption in our business operations could decrease our revenues and negatively impact our financial position.

Our business involves significant safety risks. Significant unexpected costs and liabilities would have a material adverse effect on our profitability and overall financial position.
Due to the nature of some of the businesses in which we operate, we are exposed to significant safety risks such as grain dust explosions, fires, malfunction of equipment, abnormal pressures, blowouts, pipeline ruptures, chemical spills or run-off, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. If one of our elevators were to experience a grain dust explosion or if one of our pieces of equipment were to fail or malfunction due to an accident or improper maintenance, it could put our employees and others at serious risk. In addition, if we were to experience a catastrophic failure of a storage facility in our Plant Nutrient or Turf & Specialty Group, it could harm not only our employees but the environment as well and could subject us to significant costs.
Our substantial indebtedness could adversely affect our financial condition, decrease our liquidity and impair our ability to operate our business.
We are dependent on a significant amount of debt to fund our operations and contractual commitments. Our indebtedness could interfere with our ability to operate our business. For example, it could:
•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing which could impact our ability to fund future working capital, capital expenditures and other general needs as well as limit our flexibility in planning for or reacting to changes in our business and restrict us from making strategic acquisitions, investing in new products or capital assets and taking advantage of business opportunities;

•	require us to dedicate a substantial portion of cash flows from operating activities to payments on our indebtedness which would reduce the cash flows available for other areas; and

•	place us at a competitive disadvantage compared to our competitors with less debt.
If cash on hand is insufficient to pay our obligations or margin calls as they come due at a time when we are unable to draw on our credit facility, it could have an adverse effect on our ability to conduct our business. Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. Our ability to generate cash is dependent on various factors. These factors include general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Certain of our long-term borrowings include provisions that impose minimum levels of working capital and equity, and impose limitations on additional debt. Our ability to satisfy these provisions can be affected by events beyond our control, such as the demand for and fluctuating price of grain. Although we are and have been in compliance with these provisions, noncompliance could result in default and acceleration of long-term debt payments.
We compete in industries where the extension of credit is routine. Many of our transactions involve some kind of credit exposure. For example, credit risk can be inherent in the terms of sale of a product, a railcar lease or a commodity originations contract. Failure on our part to properly investigate the credit history of our customers or a change in economic conditions may adversely impact our ability to collect on our accounts.
A significant amount of our sales are executed on credit and are unsecured. Extending sales on credit to new and existing customers requires an extensive review of the customer’s credit history. If we fail to do a proper and thorough credit check on our customers, delinquencies may rise to unexpected levels. If economic conditions deteriorate, the ability of our customers to pay current obligations when due may be adversely impacted and we may experience an increase in delinquent and uncollectible accounts.
With our commodity contracts, credit risk occurs in the form of counter-party risk that arises when there is negative equity in a commodity contract and can result in losses when a counter-part elects not to fulfill their obligations under the contract.
New ethanol plants under construction or decreases in the demand for ethanol may result in excess production capacity.
According to the Renewable Fuels Association (“RFA”), domestic ethanol production capacity has increased from 1.9 billion gallons per year (“BGY”) as of January 2001 to an estimated 6.8 BGY at August 29, 2007. The RFA estimates that, as of August 28, 2007, approximately 6.7 BGY of additional production capacity is under construction. The ethanol industry in the U.S. now consists of more than 128 production facilities. Excess capacity in the ethanol industry would have an adverse effect on our future results of operations, cash flows and financial position. In a manufacturing industry with excess capacity, producers have an incentive to manufacture additional products for so long as the price exceeds the marginal cost of production (i.e., the cost of producing only the next unit, without regard for interest, overhead or fixed costs). This incentive can result in the reduction of the market price of ethanol to a level that is inadequate to generate sufficient cash flow to cover costs.

Excess capacity may also result from decreases in the demand for ethanol, which could result from a number of factors, including regulatory developments and reduced U.S. gasoline consumption. Reduced gasoline consumption could occur as a result of increased prices for gasoline or crude oil, which could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage.
The U.S. ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in such legislation or regulation could materially and adversely affect our future results of operations and financial position.
The elimination or significant reduction in the blenders’ credit could have a material adverse effect on our results of operations and financial position. The cost of production of ethanol is made significantly more competitive with regular gasoline by federal tax incentives. Before January 1, 2005, the federal excise tax incentive program allowed gasoline distributors who blended ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sold. If the fuel was blended with 10% ethanol, the refiner/marketer paid $0.052 per gallon less tax, which equated to an incentive of $0.52 per gallon of ethanol. The $0.52 per gallon incentive for ethanol was reduced to $0.51 per gallon in 2005 and is scheduled to expire (unless extended) in 2010. The blenders’ credits may not be renewed in 2010 or may be renewed on different terms. In addition, the blenders’ credits, as well as other federal and state programs benefiting ethanol (such as tariffs), generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, and might be the subject of challenges thereunder, in whole or in part. The elimination or significant reduction in the blenders’ credit or other programs benefiting ethanol may have a material adverse effect on our results of operations and financial position.
Ethanol can be imported into the U.S. duty-free from some countries, which may undermine the ethanol industry in the U.S. Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset the $0.51 per gallon ethanol incentive available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. A special exemption from the tariff exists, with certain limitations, for ethanol imported from 24 countries in Central America and the Caribbean Islands. Imports from the exempted countries may increase as a result of new plants under development. Since production costs for ethanol in these countries are estimated to be significantly less than what they are in the U.S., the duty-free import of ethanol through the countries exempted from the tariff may negatively affect the demand for domestic ethanol and the price at which we sell our ethanol. Any changes in the tariff or exemption from the tariff could have a material adverse effect on our results of operations and financial position.
The effect of the Renewable Fuel Standard, or “RFS,” in the Energy Policy Act is uncertain. The use of fuel oxygenates, including ethanol, was mandated through regulation, and much of the forecasted growth in demand for ethanol was expected to result from additional mandated use of oxygenates. Most of this growth was projected to occur in the next few years as the remaining markets switch from methyl tertiary butyl ether, or “MTBE,” to ethanol. The energy bill, however, eliminated the mandated use of oxygenates and established minimum nationwide levels of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) to be included in gasoline. Because biodiesel and other renewable fuels in addition to ethanol are counted toward the minimum usage requirements of the RFS, the elimination of the oxygenate requirement for reformulated gasoline may result in a decline in ethanol consumption, which in turn could have a material adverse effect on our results of operations and financial condition. The legislation also included provisions for trading of credits for use of renewable fuels and authorized potential reductions in the RFS minimum by action of a governmental administrator.
The legislation did not include MTBE liability protection sought by refiners, and ethanol producers have estimated that this will result in accelerated removal of MTBE and increased demand for ethanol. Refineries may use other possible replacement additives, such as iso-octane, iso-octene or alkylate. Accordingly, the actual demand for ethanol may increase at a lower rate than production for estimated demand, resulting in excess production capacity in our industry, which would negatively affect our results of operations, financial position and cash flows.
Waivers of the RFS minimum levels of renewable fuels included in gasoline could have a material adverse affect on our future results of operations. Under the Energy Policy Act, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the EPA determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement. Any waiver of the RFS with respect to one or more states would adversely offset demand for ethanol and could have a material adverse effect on our future results of operations and financial condition.
Fluctuations in the selling price and production cost of gasoline as well as the spread between ethanol and corn prices may reduce future profit margins of our ethanol business.
We will market ethanol both as a fuel additive to reduce vehicle emissions from gasoline, as an octane enhancer to improve the octane rating of gasoline with which it is blended and as a substitute for oil derived gasoline. As a result, ethanol prices will be influenced by the supply and demand for gasoline and our future results of operations and financial position may be materially adversely affected if gasoline demand or price decreases.
The principal raw material we use to produce ethanol and co-products, including DDG, is corn. As a result, changes in the price of corn can significantly affect our business. In general, rising corn prices will produce lower profit margins for our ethanol business.

Because ethanol competes with non-corn-based fuels, we generally will be unable to pass along increased corn costs to our customers. At certain levels, corn prices may make ethanol uneconomical to use in fuel markets. The price of corn is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of corn is difficult to predict. Any event that tends to negatively affect the supply of corn, such as adverse weather or crop disease, could increase corn prices and potentially harm our ethanol business. The Company will attempt to lock in ethanol margins as far out as practical in order to lock in reasonable returns using whatever risk management tools are available in the marketplace. In addition, we may also have difficulty, from time to time, in physically sourcing corn on economical terms due to supply shortages. High costs or shortages could require us to suspend our ethanol operations until corn is available on economical terms, which would have a material adverse effect on our business.
The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas that we will use in our ethanol manufacturing process.
We rely on third parties for our supply of natural gas, which is consumed in the manufacture of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond our control such as higher prices resulting from colder than average weather conditions and overall economic conditions. Significant disruptions in the supply of natural gas could impair our ability to manufacture ethanol for our customers. Furthermore, increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect our future results of operations and financial position.
Growth in the sale and distribution of ethanol is dependent on the changes to and expansion of related infrastructure that may not occur on a timely basis, if at all, and our future operations could be adversely affected by infrastructure disruptions.
Substantial development of infrastructure will be required by persons and entities outside our control for our operations, and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:
•	additional rail capacity;

•	additional storage facilities for ethanol;

•	increases in truck fleets capable of transporting ethanol within localized markets; and

•	expansion of refining and blending facilities to handle ethanol.
Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for our ethanol products, impede our delivery of our ethanol products, impose additional costs on us or otherwise have a material adverse effect on our results of operations or financial position. Our business will be dependent on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on our business.
A significant portion of our business operates in the railroad industry, which is subject to unique, industry specific risks and uncertainties. Our failure in assessing these risks and uncertainties could be detrimental to our Rail Group business.
Our Rail Group is subject to risks associated with the demands and restrictions of the Class 1 railroads, a group of publicly owned rail companies owning a high percentage of the existing rail lines. These companies exercise a high degree of control over whether private railcars can be allowed on their lines and may reject certain railcars or require maintenance or improvements to the railcars. This presents risk and uncertainty for our Rail Group and it can increase the Group’s maintenance costs. In addition, a shift in the railroad strategy to investing in new railcars and improvements to existing railcars, instead of investing in locomotives and infrastructure, could adversely impact our business by causing increased competition and creating an oversupply of railcars. Our rail fleet consists of a range of railcar types (boxcars, gondolas, covered and open top hoppers, tank cars and pressure differential cars) and locomotives. However a large concentration of a particular type of railcar could expose us to risk if demand were to decrease for that railcar type. Failure on our part to identify and assess risks and uncertainties such as these could negatively impact our business.
Our Rail Group relies upon customers continuing to lease rather than purchase railcar assets. Our business could be adversely impacted if there were a large customer shift from leasing to purchasing railcars, or if railcar leases are not match funded.
Our Rail Group relies upon customers continuing to lease rather than purchase railcar assets. There are a number of items that factor into a customer’s decision to lease or purchase assets, such as tax considerations, interest rates, balance sheet considerations, fleet management and maintenance and operational flexibility. We have no control over these external considerations, and changes in our customers’ preferences could negatively impact demand for our leasing products. Profitability is largely dependent on the ability to maintain railcars on lease (utilization) at satisfactory lease rates. A number of factors can adversely affect utilization and lease rates including an economic downturn causing reduced demand or oversupply in the markets in which we operate, changes in customer behavior, or any other changes in supply or demand.

Furthermore, match funding (in relation to rail lease transactions) means matching terms between the lease with the customer and the funding arrangement with the financial intermediary. This is not always possible. We are exposed to risk to the extent that the lease terms do not perfectly match the funding terms, leading to non-income generating assets if a replacement lessee cannot be found.
During economic downturns, the cyclical nature of the railroad business results in lower demand for railcars and reduced revenue.
The railcar business is cyclical. Overall economic conditions and the purchasing and leasing habits of railcar users have a significant effect upon our railcar leasing business due to the impact on demand for refurbished and leased products. Economic conditions that result in higher interest rates increase the cost of new leasing arrangements, which could cause some of our leasing customers to lease fewer of our railcars or demand shorter terms. An economic downturn or increase in interest rates may reduce demand for railcars, resulting in lower sales volumes, lower prices, lower lease utilization rates and decreased profits or losses.
Risks Relating to the Debentures
You may not be able to sell your Debentures because of an absence of a public market for them
We don’t intend to list these Debentures on any national securities exchange. We don’t expect any trading market to develop. Because of this, we can’t provide assurance that any market will develop for the Debentures. If you want to sell your Debentures, a willing buyer may not be found and as a result, you may not be able to get what you consider as an attractive price, if, you are able to sell at all.
Changes in interest rates can depress the value of your Debentures
Because the interest rates on the Debentures are fixed, an increase in general interest rates would negatively impact the value of the Debentures and consequently any market that may develop.
Other creditors have rights to our assets that are senior to those of the holders of the Debentures
Our Debenture obligations are subordinate and junior in right of payment to all of our senior indebtedness. The Debentures are of equal rank with other debenture bonds of the Company due through 2017 at interest rates ranging from 5.0% to 8.0%. We are able to incur additional indebtedness or issue other securities that would be senior to the Debentures. See “Description of Debentures” for further discussion about the Debentures
We can redeem the Debentures at any time, which may have adverse implications for your portfolio
We hold the option to redeem the Debentures at any time, paying principal plus accrued and unpaid interest at the date that they are called. To the extent you are relying on the Debentures to fulfill a particular role in your portfolio, this could cause your portfolio to become imbalanced. Although we don’t plan to redeem these Debentures before their maturity, we do have the right to do so and could do so at any time. You, as a holder of Debentures, don’t have the option to require us to purchase your Debentures prior to maturity.
You will not have the benefit of a third party credit rating in evaluating an investment in the Debentures
The Debentures have not been rated by an independent rating organization. We don’t plan to seek an independent rating at this time.

Use Of Proceeds
     The offering is not underwritten and we can make no assurance as to how many of the Debentures we will sell or when they will be sold. The proceeds we receive from the sale of the Debentures (after deducting our expenses) will be used first for the payment of current maturities of long-term recourse debt as scheduled. The following are our current maturities as of June 30, 2007 (in thousands):

Debenture bonds due 2007, interest rates from 5.5% to 7.7%	$6,023
Note payable, due quarterly with balance due in 2009, interest rate 6.95%	1,268
Note payable, due quarterly with balance due in 2009, interest rate 4.60%	694
Note payable, due quarterly with balance due in 2009, interest rate 4.64%	723
Note payable, due monthly with balance due in 2016, variable rate 6.12% at June 30, 2007	700
Note payable, due monthly with balance due in 2011, interest rate 5.55%	958
Note payable, due quarterly with balance due in 2016, interest rate 5.55%	708
Other notes payable and capital lease	122

$11,196

     There is no time limit to this offering, and we plan to continue the sale of the Debentures indefinitely or until they are completely sold. We are not requiring a minimum sale of Debentures under this offering, and if the amount sold does not cover our current maturities, we will fund those payments either through cash flows provided by operations or with borrowings on our outstanding short-term line of credit.
     Our secondary use for proceeds will be for working capital purposes. Increases in working capital will allow us to reduce our short-term borrowings.

Capitalization
     Following are the details (in thousands) of our consolidated capitalization as of June 30, 2007. We haven’t included the effect of the receipt of any proceeds from this offering of Debentures, since the amount and timing of receipt of proceeds and when the proceeds will be received is uncertain. For more information relating to the application of the proceeds of this offering of Debentures, please refer to “Use of Proceeds.”

As of
June 30, 2007
Long-term debt:
Notes payable	$49,922
Notes payable — non-recourse	64,382
Debenture bonds	29,344
Industrial development revenue bonds	7,750
Capital lease obligation	134

Total long-term debt	151,532

Shareholders’ equity:
Common shares	96
Additional paid-in capital	164,205
Treasury shares	(16,354)
Other	(11,518)
Retained earnings	168,580

Total shareholders’ equity	305,009

Total capitalization	$456,541

     See Notes 6, 7, and 10 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference, for additional information as to the lines of credit, long-term debt and leases and related commitments.

Description of Debentures
               The Debentures we are offering are to be issued under an Indenture between us and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”). The original Indenture agreement was dated as of October 1, 1985, and has been supplemented numerous times, most recently by a Seventeenth Supplemental Indenture, dated as of August 14, 1997. The Seventeenth Supplemental Indenture was created to authorize a new series of debentures that were registered and issued from 1997 to the present. We confirmed our liability for the interest and principal payment of these debentures as well as compliance with the original Indenture. Except for the rate of interest and years to maturity, the terms and conditions of the Debentures, including all debentures previously issued under the Indenture, are identical. The following summary of the material terms of the Indenture (as amended and supplemented from time to time) does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture and the Seventeenth Supplemental Indenture because they, and not this description, define your rights as holders of Debentures. Please refer to the Seventeenth Supplemental Indenture, a copy of which was filed as an exhibit to our 1998 Annual Report on Form 10-K, and the original Indenture, as previously filed.
General
     The Indenture does not limit the principal amount of the Debentures that may be issued from time to time, either in the aggregate or as to any series. The Debentures will be unsecured direct obligations of the Company and any successor entities.
     We may not merge or consolidate or sell substantially all of our assets as an entirety unless the successor entity expressly assumes the payment of principal and interest on all outstanding Debentures
     Although we have no present plans, understandings or arrangements to do so, we may issue unsecured debt in the future. This new unsecured debt may have terms that would rank senior to the Debentures. If we become subject to any insolvency or bankruptcy proceedings, or any other receivership, liquidation, reorganization or similar proceedings, the holders of any such senior debt as well as holders of any of our secured debt would be entitled to receive payment in full before the holders of the Debentures are entitled to receive any payment of principal or interest on the Debentures. The Indenture contains no restriction against our issuance of additional indebtedness, including unsecured debt senior to the Debentures, or secured debt. The Debentures are of equal rank with other debenture bonds of the Company due through 2017 at interest rates ranging from 5.0% to 8.0%. See Note 7 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference from our 2006 Annual Report on Form 10-K, for more information about our secured borrowings.
     The Indenture contains no minimum working capital, current ratio or other such requirements, or any protective provisions in the event of a highly leveraged transaction. No such transactions are currently contemplated.
     We will issue Debentures on the first of the following month after we receive payment for the Debentures. The Debentures we are offering will be due in either five years or ten years from their Original Issue Date. This maturity date is subject to our right to redeem the Debentures at any time by paying the holder the principal amount plus accrued interest to the date of redemption (Section 1101). The Debentures will bear interest at the annual rate shown on the front cover of this Prospectus. The interest payment will be made annually to the holder of record at the close of business on the fifteenth day of the month preceding the Interest Payment Date and will first occur one year from the Original Issue Date. (Section 301) Principal and interest will be payable, and the Debentures will be transferable, at the office of the Trustee, The Bank of New York Mellon, Global Corporate Trust, One Wall Street, New York, New York, 10286. We may, however, make any payment of interest or principal by check mailed to the address of the holder of record as it appears on the Debenture Register. (Sections 301 and 307)
     The Debentures will be issued only in fully registered form without coupons in denominations of $1,000 or any multiple of $1,000. (Section 302) No service charge will be made for any transfer or exchange of Debentures, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 305)
     We may issue Debentures in series from time to time with an aggregate principal amount as is authorized by our Board of Directors. (Section 311) The Debentures do not provide for any sinking fund. At June 30, 2007, we had outstanding debentures under the Seventeenth Supplemental Indenture with a principal amount of $35.4 million.
Modification and Waiver
     We can’t modify the Indenture without the approval of the holders of 66 2/3 % of the principal amount of all outstanding debentures that would be affected by the modification. Specifically, the following modifications need support of 66 2/3% of holders:
•	A change to the stated maturity date of the principal of any Debenture;

•	A change to the stated payment date of interest;

•	A reduction of the principal amount of any Debenture;

•	A reduction of the interest paid on any Debenture;

•	A change to the place or currency of payment of principal or interest on any Debenture;

•	A limitation on the right to institute suit for the enforcement of any payment on or with respect to any Debenture;

•	A reduction of the above-stated percentage of holders of Debentures necessary to modify or amend the Indenture; or

•	A modification of the foregoing requirements or reduction of the percentage of outstanding Debentures necessary to waive any past default to less than a majority.
     Holders of a majority of the principal amount of all outstanding debentures, including the Debentures, may waive compliance by the Company of certain restrictions. (Sections 902 and 513)
Events of Default
     The following are events of default:
•	failure to pay principal when due;

•	failure to pay any interest when due, continued for 30 days;

•	failure to perform any other indenture covenant of the Company, continued for 60 days after written notice of non-compliance; and

•	certain events of bankruptcy, insolvency or reorganization.
     If we don’t make payments of principal or interest, the Trustee must provide you with a notice of default. For any other event of default, the Trustee is not required to send notice to you if it considers withholding the notice to be in your best interest. (Section 501 and 602)
     If an event of default happens and is not cured, either the Trustee or the holders of 25% or more of the principal amount of the Debentures may accelerate the maturity of all outstanding debentures, including the Debentures.
     Holders of a majority of the principal amount of the outstanding debentures, including the Debentures, may waive a default that would normally result in acceleration of the Debentures, but only if all defaults have been remedied and all payments due have been made. (Sections 502 and 513)
     You have the unconditional right to receive the payment of principal and interest when due and to institute suit for the enforcement of such payment. (Section 508)
The Trustee
     Except for its duties in the case of default as described previously, the Trustee is not required to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless such holders have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for indemnification, the holders of a majority in principal amount of the outstanding debentures, including the Debentures, may determine the time, method and place of conducting proceedings for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. (Section 512)
     We are required to furnish to the Trustee an annual statement on our performance or fulfillment of covenants, agreements or conditions in the Indenture and the absence of events of default. (Section 1004)

Plan of Distribution
     This offering of Debentures is not underwritten. We are selling the Debentures directly to you without any intermediaries. There is no time limit to this offering and we plan to continue the sale of the Debentures indefinitely or until they are completely sold. We cannot assure you of the amount of Debentures that we may ultimately sell. We are selling the Debentures for our own account and are not paying any selling commissions.
Legal Opinions
     Naran U. Burchinow, our Vice President, General Counsel and Secretary has issued an opinion regarding certain legal matters and matters with respect to Ohio law. He has been granted 8,800 stock only stock appreciation rights, none of which are exercisable. He also has 2,880 performance share units, each of which will be converted into one share of common stock at the end of their performance periods if certain performance conditions are met.
Experts
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31 ,2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SUBSCRIPTION AGREEMENT
FOR 7% TEN-YEAR DEBENTURES AND 6% FIVE-YEAR DEBENTURES OF
THE ANDERSONS, INC.
     (I)(We) hereby subscribe for:
                                                   multiple(s) of 7% Ten-Year Debentures
                                                   multiple(s) of 6% Five-Year Debentures
of The Andersons, Inc. at face value. Each multiple is $1,000. Herewith find $                                         in full payment thereof.
     The Debentures should be registered and issued in the following mode of ownership: (ONLY ONE MODE OF OWNERSHIP MAY BE SELECTED)

1.		an individual.
(Name)

2.		and		as joint tenants with right of survivorship and not as tenants in common.
	(Name)		(Name)

3.		and		as tenants in common.
	(Name)		(Name)

4.		as custodian for		under the Uniform Gifts to Minors Act, as applicable.
	(Name)		(Name)

5.		trustee for		.
	(Name)		(Name)

Trust Name	Date of Trust

6.		TOD		subject to STA TOD Rules.
	(Name)		(Name)
     I acknowledge receipt of a copy of the current Prospectus of The Andersons, Inc. with respect to the offering of the above Debentures subscribed for hereby which will be issued, and interest will begin to accrue, as of the first day of the month following the month in which payment of the Debentures has been received by The Andersons, Inc. Under the penalties of perjury, I certify that the information listed below is true, correct and complete.

Dated	Signed

Signed

     Please print name, address, social security number and telephone number of registered owner(s).

(Name)	(Name)

(Street)	(Street)

(City, State, Zip Code)	(City, State, Zip Code)

(Social Security Number or Federal I.D. Number) Number)	(Social Security Number or Federal I.D.

(Area Code)(Telephone Number)	(Area Code)(Telephone Number)

Make check payable to: The Andersons, Inc.	You are required to complete the W-9 Form on the
Mail to: The Andersons, Inc., Assistant Treasurer,	reverse side of this subscription.
PO Box 119, Maumee, Ohio 43537

W-9 Form
Important Tax Information
We ask that you complete this substitute form W-9, sign in the space provided, and return it, with the subscription agreement to:
The Andersons, Inc.
PO Box 119
Maumee, Ohio 43537
A)	Is your name and address correct on the preceding subscription form? Yes No (If No, please correct it on the subscription agreement.)
B) Taxpayer Identification Number (TIN). — Enter your TIN in the space provided below:
Employer Identification Number
-OR-
Social Security Number
C)	Please check the appropriate box: ☐ Individual / Sole Proprietor ☐ Corporation
☐ Partnership                       ☐ Other
D)	Certification: Under penalties of perjury, I certify that:
1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.
Certification instructions: You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest or dividends on your tax return.
Signature:                                                             Title:                                            Date:

PART II
Information Not Required in Prospectus
Item 14. Other Expenses of Issuance and Distribution
     The following are additional estimated expenses of the offering described in the Prospectus:

Printing	$4,500
Accounting fees	13,000
Legal fees	20,000
Securities and Exchange Commission filing fees	1,000
Miscellaneous	3,000

Total	$41,500

Item 15. Indemnification of Directors and Officers.
     The registrant is incorporated under the laws of the State of Ohio. Section 1701.13 of the Ohio General Corporation Law (“Section 1701.13”) empowers an Ohio corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.
     Section 1701.13 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 1701.13. The registrant maintains policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including certain liabilities under the Securities Act of 1933.
     Our articles of incorporation and code of regulations permit us to indemnify our officers and directors to the greatest extent permitted by applicable law. Our code of regulations provides for indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, other than an action by or in the right of our company, because of his or her status as a director, officer or employee of our company, or service at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses, liabilities and losses reasonably incurred by such person if such person acted in good faith and in a manner he or she believed to be in or not opposed to the best interest of the company and, in the context of a criminal proceeding, had no reason to believe his or her action was unlawful. Our code of regulations also provides for indemnification for any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of our company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, or employee of the company, or is or was serving at the request of the company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses reasonably incurred by such person if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company, except that no indemnification shall be made if such person is adjudged to be liable for negligence in the performance of such person’s duties to the company or for any action or suit in which the only liability asserted against such person is related to unlawful loans, dividends or distributions. Further, our code of regulations provides that we may purchase and maintain insurance on our own behalf and on behalf of any other person who is or was a director, officer or agent of the company or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers or controlling persons pursuant to the provisions described in the preceding paragraph, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.
Item 16. Exhibits.
Exhibits.
The attached Exhibit Index is incorporated by reference herein.
Item 17. Undertakings.
A.	The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.	To include any prospectus required by section 10(a)(3) of the Securities Act;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:
a.	If the Registrant is relying on Rule 430B:
1.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

2.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
b.	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses field in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Maumee, state of Ohio, on September 4, 2007.

THE ANDERSONS, INC.
By:	/s/ Michael J. Anderson
	Name:	Michael J. Anderson
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each officer and director of The Andersons, Inc. whose signature appears below constitutes and appoints Michael J. Anderson and Richard P. Anderson, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
* * * *
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 and Power of Attorney have been signed by the following persons in the capacities indicated on September 4, 2007.

Signature	Title	Date

/s/Michael J. Anderson Michael J. Anderson	President and Chief Executive Officer (Principal Executive Officer)	9/4/07

/s/Richard R. George Richard R. George	Vice President, Controller and CIO (Principal Accounting Officer)	9/4/07

/s/Gary L. Smith Gary L. Smith	Vice President, Finance and Treasurer (Principal Financial Officer)	9/4/07

/s/Richard P. Anderson Richard P. Anderson	Chairman of the Board Director	9/4/07

/s/John F. Barrett John F. Barrett	Director	9/4/07

/s/Robert King Robert King	Director	9/4/07

/s/Paul M. Kraus Paul M. Kraus	Director	9/4/07

/s/Donald L. Mennel Donald L. Mennel	Director	9/4/07

/s/David L. Nichols David L. Nichols	Director	9/4/07

/s/Sidney A. Ribeau Sidney A. Ribeau	Director	9/4/07

/s/Charles A Sullivan Charles A. Sullivan	Director	9/4/07

/s/Jacqueline F. Woods Jacqueline F. Woods	Director	9/4/07

Exhibit Index

Exhibit
Number	Description

3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.3 to Registration Statement No. 33-58963).

3.2	Code of Regulations (Incorporated by reference to Exhibit 3.4 to Registration Statement No. 33-58963).

4.1	Form of Indenture dated as of October 1, 1985, between The Andersons and Ohio Citizens Bank, as Trustee. (Incorporated by reference to Exhibit 4(a) in Registration Statement No. 33-819).

4.2	The Seventeenth Supplemental Indenture dated as of August 14, 1997, between The Andersons, Inc. and Fifth Third Bank, successor Trustee to an Indenture between The Andersons and Ohio Citizens Bank, dated as of October 1, 1985 (Incorporated by reference to Exhibit 4.4 to registrant’s 1998 Annual Report on Form 10-K).

5.1	Opinion of Naran U. Burchinow, dated August 29, 2007, as to the validity of the securities being registered hereby.

12	Computation of Ratio of Earnings to Fixed Charges.

23	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Naran U. Burchinow (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

25	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York Trust Company, N.A., as Trustee under the Trust Indenture Act of 1939